As filed with the Securities and Exchange Commission on April 2, 2007
Registration No. 333-70530

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CARREKER CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	75-1622836
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
4055 Valley View Lane
Suite 1000
Dallas, TX 75244
(Address of Principal Executive Offices) (Zip Code)
Carreker Corporation Third Amended and Restated 1994 Long-Term Incentive Plan
Carreker Corporation Amended and Restated Director Stock Option Plan
(Full title of the plan)
Peter J. Kight
Carreker Corporation
4055 Valley View Lane
Suite 1000
Dallas, TX 75244
(972) 458-1981
(Name, address and telephone number, including area code, of agent for service)

RECENT EVENTS: DEREGISTRATION
     The Registration Statement on Form S-8 (Registration No. 333-70530) (the “Registration Statement”) of Carreker Corporation, a Delaware corporation (“Carreker”), pertaining to the registration of shares of common stock, par value $0.01 per share, of Carreker (the “Carreker Common Stock”) issuable under the terms of Carreker’s Third Amended and Restated 1994 Long-Term Incentive Plan and Carreker’s Amended and Restated Director Stock Option Plan, to which this Post-Effective Amendment No. 1 relates, was originally filed with the Securities and Exchange Commission on September 28, 2001.
     On December 29, 2006, Carreker entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CheckFree Corporation (“Parent”) and CFA Software Corporation, an indirect wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub would merge with and into Carreker (the “Merger”) with Carreker being the surviving corporation, and all shares of Carreker Common Stock outstanding at the effective time of the Merger would be converted into the right to receive $8.05 per share, without interest.
     On March 30, 2007, Carreker held a special meeting of stockholders at which the Carreker stockholders approved and adopted the Merger Agreement. The Merger became effective on April 2, 2007 (the “Effective Date”) upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
     As a result of the Merger, Carreker has terminated all offerings of Carreker Common Stock pursuant to its existing registration statements, including the Registration Statement. Carreker hereby removes from registration all shares of Carreker Common Stock registered under the Registration Statement which remain unsold as of the Effective Date.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on this 2nd day of April, 2007.

CARREKER CORPORATION
By:	/s/ Peter J. Kight
Peter J. Kight
Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ PETER J. KIGHT Peter J. Kight	Chief Executive Officer (Principal Executive Officer)	April 2, 2007

/s/ DAVID E. MANGUM David E. Mangum	Executive Vice President, Chief Financial Officer and Sole Director (Principal Financial Officer)	April 2, 2007